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                                                Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-107051


PROSPECTUS

[PRIDE INTERNATIONAL LOGO]

                            PRIDE INTERNATIONAL, INC.

                           DIRECT STOCK PURCHASE PLAN

         The Pride International, Inc. Direct Stock Purchase Plan provides a convenient way for you to purchase shares of our common stock without paying any brokerage commissions or service charges. The plan promotes long-term ownership in our common stock by offering:

         - the opportunity to purchase additional shares by making investments of at least $500 for any single investment, up to a maximum of $10,000 per month. In limited circumstances, we may permit greater investments.

         - a feature that allows you to deposit certificates representing our common stock into the plan for safekeeping.

         - a simple way to purchase our common stock by reinvesting any cash dividends we may pay in the future.

The plan also provides us with a means of raising additional capital through the direct sale of our common stock. WE HAVE NEVER PAID CASH DIVIDENDS ON OUR COMMON STOCK, AND WE DO NOT EXPECT TO PAY ANY SUCH DIVIDENDS IN THE FUTURE. ACCORDINGLY, UNTIL WE MODIFY OUR POLICY OF NOT PAYING DIVIDENDS, THE PROVISIONS OF THE PLAN WILL APPLY ONLY TO THE OPTIONAL CASH INVESTMENT FEATURE. WE CAUTION YOU THAT THE EXISTENCE OF THE PLAN IN NO WAY IMPLIES THAT WE WILL MODIFY OUR CURRENT DIVIDEND POLICY.

         You do not have to be a current stockholder to participate in the plan. You can purchase your first shares of our common stock by making an initial investment of not less than $1,000 and not more than $10,000. In limited circumstances, we may permit greater initial investments. In some states, shares of our common stock that are offered under the plan to persons who are not currently record holders of our common stock may be offered only through a registered broker-dealer.

         This prospectus relates to 6,000,000 shares of our common stock, par value $0.01 per share, together with the associated preferred share purchase rights, offered for purchase under the plan. Our common stock is listed on the New York Stock Exchange under the symbol "PDE." On April 19, 2004, the last reported sale price of our common stock on the NYSE was $17.75 per share. You should read this prospectus carefully and retain it for future reference.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 20, 2004.

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                                TABLE OF CONTENTS

Summary of the Plan.......................................................     1
About Pride International, Inc............................................     2
Administration of the Plan................................................     2
Telephone Numbers and Mailing Address.....................................     2
Risk Factors..............................................................     3
Enrollment................................................................     3
Investments...............................................................     3
Purchase of Shares........................................................     7
Sale of Shares............................................................     8
Safekeeping of Certificates...............................................     9
Gifts or Transfers of Shares..............................................     9
Issuance of Certificates..................................................    10
Statements of Account.....................................................    10
Termination of Participation..............................................    10
Other Information.........................................................    11
Federal Income Tax Consequences...........................................    12
Interpretation of the Plan................................................    12
Use of Proceeds...........................................................    12
Plan of Distribution......................................................    13
Validity of the Securities................................................    13
Experts...................................................................    13
Where You Can Find More Information.......................................    13

    YOU SHOULD RELY ONLY ON THE INFORMATION WE HAVE PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANY PERSON (INCLUDING ANY SALESMAN OR BROKER) TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT OF THE DOCUMENT AND THAT ANY INFORMATION WE HAVE INCORPORATED BY REFERENCE IS ACCURATE ONLY AS OF THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE.

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                               SUMMARY OF THE PLAN

- ENROLLMENT. An interested investor may enroll in the plan by either submitting a completed Enrollment Form or enrolling online. You may obtain an Enrollment Form by contacting the administrator of the plan, American Stock Transfer & Trust Company, as described under "Telephone Numbers and Mailing Address" below. If you would like to enroll online, log on to www.amstock.com, select "Invest Online," select "Select the Company," and choose "Plan Details" for Pride International, Inc. After selecting "Plan Details" for Pride, select "Invest Now." If your shares of our common stock are held in a brokerage account, you may participate directly by registering some or all of those shares in your name or by making arrangements with the broker, bank or other intermediary account to participate on your behalf. If you do not already own shares of our common stock, you will be required to make an initial investment of at least $1,000.

- INVESTMENTS. You may invest additional funds in our common stock through investments of at least $500 for any single investment up to $10,000 per month. You may make such investments occasionally or at regular intervals, as you desire. Purchases may be made by mailing a check or money order to the administrator or online at www.amstock.com. You also are permitted to make automatic monthly purchases for a constant dollar amount by instructing the administrator to debit and transfer funds from your bank electronically. You may terminate monthly purchases by automatic withdrawal at any time by sending the administrator written, signed instructions to do so. Investments in excess of $10,000 per month may be made only in accordance with the procedures described in "Investments Over Maximum Monthly Amount" under "Investments" below, including the submission of a Request for Waiver to us, and require our written approval, which we may grant or refuse to grant in our sole discretion. Investments will be fully invested in our common stock through the purchase of whole shares and fractional shares.

- REINVESTMENT OF DIVIDENDS. If we pay any cash dividends on our common stock, you may elect to have those dividends automatically reinvested toward the purchase of additional shares of our common stock without paying any fees. You also will have the option of receiving any such dividends on the shares held in your account under the plan. WE HAVE NEVER PAID CASH DIVIDENDS ON OUR COMMON STOCK, AND WE DO NOT EXPECT TO PAY ANY SUCH DIVIDENDS IN THE FUTURE. ACCORDINGLY, UNTIL WE MODIFY OUR POLICY OF NOT PAYING DIVIDENDS, THE PROVISIONS OF THE PLAN WILL APPLY ONLY TO THE OPTIONAL CASH INVESTMENT FEATURE.

- SAFEKEEPING OF CERTIFICATES. The plan offers a safekeeping service whereby you may deposit certificates representing our common stock held in certificate form into the plan. You can select this service without participating in any other feature of the plan. You will be charged a $7.50 service fee each time you send certificates to the administrator for deposit into the plan.

- GIFTS OR TRANSFER OF SHARES. You may direct us to transfer all or a portion of the shares of our common stock credited to your account to another person, whether or not the transferee is a participant in the plan. There is no cost for this service, and it is available for all shares held in the plan, including shares deposited into the plan for safekeeping.

- SALE OF SHARES. You may sell through the plan shares of our common stock credited to your account, including those shares deposited into the plan for safekeeping. You will be charged a $15.00 fee, plus a nominal brokerage commission, each time you sell shares credited to your account. That fee, commission and any required tax withholdings or transfer taxes will be deducted from the proceeds that you receive from the sale.

- STATEMENT OF ACCOUNT AND STOCKHOLDER COMMUNICATIONS. You will receive a statement for each month during which you make investments under the plan, which will show a year-to-date summary of all transactions for your account. Participants in the plan can also access account information at www.amstock.com. In addition, participants in the plan will receive all communications sent to holders of our common stock generally, including our annual report to stockholders and proxy materials for each stockholder meeting.

- FEES. You will not be charged any fees for the purchase of shares through your account. You will be charged a $15.00 fee, plus a nominal brokerage commission, each time you sell shares credited to your account. The current commission is $0.10 per share. In addition, you will be charged a $15.00 termination


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         fee in connection with your termination of participation in the plan.
         We will pay all other administrative costs of the plan.

                         ABOUT PRIDE INTERNATIONAL, INC.

         We are a leading provider of contract drilling and related services to oil and gas companies worldwide, operating both offshore and on land. As of March 1, 2004, we operated a global fleet of 327 rigs, including two ultra-deepwater drillships, 11 semisubmersible rigs, 35 jackup rigs, 30 tender-assisted, barge and platform rigs and 249 land-based drilling and workover rigs. We operate in more than 30 countries and marine provinces. We are a Delaware corporation with our principal executive offices located at 5847 San Felipe, Suite 3300, Houston, Texas 77057. Our telephone number at such address is (713) 789-1400.

                           ADMINISTRATION OF THE PLAN

         American Stock Transfer & Trust Company, our transfer agent and registrar, serves as administrator of the plan. Its responsibilities include:

         -        receiving investments

         -        maintaining records

         -        issuing statements of account and

         -        performing other duties required by the plan

         The administrator holds shares of our common stock purchased under, or deposited for safekeeping into, the plan and credited to participants' accounts in the administrator's name or the name of its nominee. If we determine that the source of the shares of common stock needed to meet the requirements of the plan will be shares purchased in the open market (rather than newly issued shares), as described under "Purchase of Shares" below, the administrator will make such open-market purchases through its broker. You may contact the administrator as detailed below.

                      TELEPHONE NUMBERS AND MAILING ADDRESS

         You may obtain information about the plan and mail written requests and investments to the administrator as follows:

         American Stock Transfer & Trust Company
         Dividend Reinvestment Department
         P.O. Box 922
         Wall Street Station
         New York, New York 10269-0560
         Toll-free telephone: (800) 278-4353
         Internet: www.amstock.com

         For website and facsimile information relating to investments pursuant to Requests for Waiver, please read "Investments Over Maximum Monthly Amount" under "Investments" below.

         Please include your taxpayer identification number (social security number) and, after receipt, your stockholder account number on all checks and money orders and on all correspondence, as well as a daytime telephone number where you may be contacted during normal working hours.

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                                  RISK FACTORS

         In considering whether to purchase our common stock, you should carefully consider all the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the risk factors regarding our business described in our most recent annual report on Form 10-K. We cannot assure you of a profit or protect you against a loss on the shares of our common stock that you purchase or sell under the plan.

                                   ENROLLMENT

         You are eligible to participate in the plan if you meet the requirements outlined below. If you are a citizen or resident of a country other than the United States, you must first determine that participating will not violate local laws applicable to us, the plan and you as a participant.

         If you do not currently own any shares of our common stock, you may join the plan after receiving a copy of this prospectus by returning to the administrator a completed Enrollment Form along with your initial investment of at least $1,000 or by making your initial investment of at least $1,000 online at www.amstock.com. Any initial investment greater than $10,000 will require your submitting a Request for Waiver to us and your receiving our prior approval, and must be made in accordance with the procedures described in "Investments Over Maximum Monthly Amount" under "Investments" below. Some state securities laws require that a registered broker-dealer send information to their residents. A registered broker-dealer will forward this prospectus and the Enrollment Form to residents of those states rather than the administrator's providing that information directly to those residents.

         To make your initial investment online, log on to www.amstock.com, select "Invest Online," select "Select the Company," and choose "Plan Details" for Pride International, Inc. After selecting "Plan Details" for Pride, select "Invest Now" and complete the six step enrollment process. You will receive an email confirming receipt of your transaction as soon as you complete the six steps and another email within three business days confirming the number of shares purchased and their price. You will be prompted to enter your bank account number and the bank's ABA number. The maximum amount of your initial online investment may not exceed $10,000.

         If you already own shares of our common stock and those shares are registered in your name, you may join the plan after receiving a copy of this prospectus by returning a completed Enrollment Form or by enrolling online. Registered stockholders should be sure to sign their names on the Enrollment Form exactly as they appear on their stock certificates.

         If you hold your shares of our common stock in a brokerage, bank or other intermediary account -- that is, in "street name" -- you may participate in the plan by instructing your broker, bank or other intermediary account to register the shares in your name or by making arrangements with the broker, bank or other intermediary account to participate on your behalf. The broker, bank or other intermediary account may also be required to provide a Broker and Nominee Form to the administrator. As another option, you may request a copy of this prospectus from the administrator and return a completed Enrollment Form along with an initial investment of at least $1,000 to the administrator or make an initial investment of at least $1,000 online at www.amstock.com.

                                   INVESTMENTS

         To purchase shares, you must invest at least $500 at any one time (at least $1,000 for an initial investment if you are not already a stockholder) but cannot invest more than $10,000 per month, except as described below under "Investments Over Maximum Monthly Amount." Any investment of less than $500 ($1,000 for an initial investment by an investor who is not a stockholder) and the portion of any investment or investments totaling more than $10,000 per month, except for investments made pursuant to Requests for Waiver, will be returned without interest. You have no obligation to make any investments under the plan.

TIMING OF INVESTMENTS

         An "investment date" for investments not exceeding $10,000 per month will occur once each month and will be determined solely at our discretion, although we expect that the investment date for each month will be the last

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business day of the month. The administrator must receive those investments no later than three business days before an investment date for those investments to be invested in our common stock beginning on that investment date. Otherwise, the administrator may hold those funds and invest them beginning on the next investment date. Investments in excess of $10,000 per month made pursuant to Requests for Waiver must be made at the times and in accordance with the procedures described in "Investments Over Maximum Monthly Amount" below.

         If we pay any cash dividends, dividend payments that you have designated for reinvestment will be invested on the relevant dividend payment date.

METHOD OF PAYMENT

         Check or Money Order. You may make investments (other than investments made pursuant to Requests for Waiver) during any month by check or money order for U.S. dollars made payable to Pride International, Inc. You should send your payments to the administrator together with the tear-off investment form attached to each account statement or, if making an investment while enrolling, with the Enrollment Form. Please do not send cash. Third-party checks are not permitted.

         Other. Other forms of payment, such as wire transfers, may be made, but only if the administrator provides advance approval. You should direct any inquiries regarding other forms of payment to the administrator.

INVESTING ONLINE

         You also may make investments (other than investments made pursuant to Requests for Waiver) online by logging on to www.amstock.com and choosing "Shareholder Account Access." You must then enter your ten digit account number (provided to you in your account statement) and your social security number. You may then complete your optional cash investment confirmation in two simple steps.

AUTOMATIC MONTHLY INVESTMENTS

         You may authorize the administrator, on the Enrollment Form, to make monthly purchases of a constant dollar amount from automatic withdrawals from your bank account by electronic funds transfer. You also may sign up for monthly electronic funds transfer by accessing the administrator's internet site at www.amstock.com and following the instructions. Funds will be withdrawn from your bank account on the 10th day of each month (or the next business day if the 10th day is not a business day).

         You may terminate monthly purchases by automatic withdrawal at any time by sending the administrator written, signed instructions to do so.

PENDING INVESTMENTS

         Pending investments will be credited to your account and held in a trust account that will be separate from any of our other funds or monies. Any such investments that are not invested in our common stock within 45 days of receipt will be promptly returned to you. No interest will be paid on funds held by the administrator pending investment.

RETURNED CHECKS

         If any check is returned unpaid for any reason, we will consider the request for investment of such funds null and void. Returned checks will result in a charge of $20 to you. We also are entitled to remove from the participant's account any shares purchased upon the prior credit of such funds. We thereupon will be entitled to sell those shares to satisfy any uncollected amount. If the net proceeds of such sale are insufficient to satisfy the balance of such uncollected amount, we will, in addition to any other rights we may have, be entitled to sell such additional shares from the participant's account as necessary to satisfy the uncollected balance.

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INVESTMENTS OVER MAXIMUM MONTHLY AMOUNT

         Investments in excess of $10,000 per month (including any initial investments in excess of $10,000) may be made only with our approval by investors that submit Requests for Waiver in accordance with the procedure described under "Submission of Requests for Waiver" below. Any investor interested in submitting a Request for Waiver that is not already a plan participant must submit a completed Enrollment Form to the administrator or enroll online at www.amstock.com.

         WE HAVE SOLE DISCRETION TO ACCEPT OR REJECT ANY INVESTMENT MADE PURSUANT TO A REQUEST FOR WAIVER. In deciding whether to accept or reject any such investment, we will consider relevant factors, including:

         - whether the plan is then purchasing newly issued shares of our common stock or is purchasing shares of our common stock through open market purchases

         -        our need for additional funds

         - the attractiveness of obtaining those funds through the sale of our common stock under the plan in comparison to other sources of funds

         - the purchase price likely to apply to any sale of our common stock under the plan

         - the party submitting the request, including the extent and nature of that party's prior participation in the plan and the number of shares that party holds of record

         - the discount proposals submitted pursuant to the Requests for Waiver and

         - the aggregate amount of investments for which Requests for Waiver have been submitted for the month

         If Requests for Waiver are submitted for a total amount greater than the amount we are then willing to accept, we may honor any, all or none of those requests on any basis that we, in our sole discretion, consider appropriate. With regard to investments made pursuant to a Request for Waiver, the plan does not provide for a predetermined maximum limit on the amount that a stockholder may invest or on the number of shares that may be purchased.

         SUBMISSION OF REQUESTS FOR WAIVER. We maintain a website at www.prideinternational.com, which will contain information on whether we are accepting investments pursuant to Requests for Waiver. The website will also contain a form for submitting a Request for Waiver via electronic mail through the website. In addition, we will accept requests for waiver via facsimile at
(713) 789-1430, Attention: Treasurer. We will notify investors whose Requests for Waiver have been accepted by us by return facsimile.

         PRICING PERIOD. The "pricing period" for purposes of determining the price of each newly issued share of our common stock purchased pursuant to a Request for Waiver will be a period of at least one trading day commencing on a mutually agreed upon date between us and the investor. The price of each such share will equal the volume weighted average price of our common stock obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, for each trading day during the applicable pricing period, assuming the threshold price is met on each day, less any applicable waiver discount as described below, calculated pro rata on a daily basis. For example, if an investment of $10 million is made pursuant to a Request for Waiver for a pricing period of 10 trading days, the number of shares will be calculated for each day of the pricing period by taking a pro rata portion of the total investment for each day of the pricing period, which would be $1 million, and dividing it by the volume weighted average price obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, less the discount. On the last day of the pricing period, the total investment amount, $10 million, will be divided by the total number of shares acquired over the 10 trading days (assuming the threshold price is met each day) in order to establish the purchase price. Investments made pursuant to a Request for Waiver will be applied to the purchase of shares of our common stock as soon as practicable on or after the next trading day following the last day of the applicable pricing period, which we refer to as the "waiver investment date." A "trading day" means a day on which trades in our common stock are reported on the New York Stock Exchange.

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         The administrator must receive investments pursuant to a Request for
Waiver by wire transfer no later than the first business day before the first day of the applicable pricing period. The administrator will apply all investments made pursuant to Requests for Waiver that are so received to the purchase of shares of our common stock as soon as practicable on or after the next following waiver investment date. All such investments received after the first business day before the first day of the relevant pricing period will be returned without interest. No interest will be paid on funds held by the administrator pending investment.

         THRESHOLD PRICE. We may, in our sole discretion, establish for any pricing period a "threshold price" applicable to investments made pursuant to Requests for Waiver. The threshold price will be the minimum price applicable to purchases of our common stock made pursuant to Requests for Waiver during the applicable pricing period as set forth below. At least one business day before the first day of the applicable pricing period, we will determine whether to establish a threshold price and, if a threshold price is established, its amount, and will notify the administrator. We will make that determination, in our sole discretion, after a review of current market conditions, the level of participation in the plan and our current and projected capital needs.

         The threshold price, if established, will be the dollar amount that the volume weighted average price obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, must equal or exceed for each trading day during the relevant pricing period. If the threshold price is not satisfied for a trading day during the pricing period, then that trading day will be excluded from the pricing period and all trading prices for that day will be excluded from the determination of the purchase price. Additionally, a trading day will be excluded if no trades in our common stock are reported on the New York Stock Exchange for that day. For example, for a 10 trading day pricing period, if the threshold price is not satisfied for one of the 10 trading days in the pricing period, then the purchase price will be based upon the remaining nine trading days in which the threshold price was satisfied.

         A portion of each investment made pursuant to a Request for Waiver will be returned for each trading day during a pricing period on which the threshold price is not satisfied and for each trading day on which no trades of our common stock are reported on the New York Stock Exchange. The returned amount will equal the pro rata amount of the total amount of that investment for each trading day that the threshold price is not satisfied. For example, for a 10 trading day pricing period, if the threshold price is not satisfied or no sales are reported for one of the 10 trading days in the pricing period, one-tenth of the investment will be returned without interest. Such amounts will be returned at the end of the pricing period.

         The establishment of the threshold price and the possible return of a portion of the investment if a threshold price is not satisfied or if no trades in our common stock are reported on the New York Stock Exchange for a trading day apply only to investments made pursuant to Requests for Waiver. Setting a threshold price for a pricing period will not affect the setting of a threshold price for any subsequent pricing period. We may waive our right to set a threshold price for any pricing period. Neither we nor the administrator will be required to provide any written notice of the threshold price, if any, for any pricing period.

         Any person that acquires shares of our common stock through the plan and resells them shortly before or after acquiring them may be considered to be an underwriter within the meaning of the Securities Act of 1933. We expect that certain persons will acquire shares of our common stock using the Request for Waiver and resell those shares to obtain the financial benefit of any waiver discount then offered under the plan. We have no arrangement or understanding, formal or informal, with any person relating to a distribution of shares to be purchased through the plan.

         WAIVER DISCOUNT. We may, in our sole discretion, establish a "waiver discount" of 0% to 3% from the market price applicable to investments made pursuant to Requests for Waiver for a particular waiver investment date. The waiver discount may vary for different waiver investment dates but will apply uniformly to all investments made pursuant to Requests for Waiver with respect to a particular waiver investment date. The waiver discount will apply to the entire investment and not just the portion of the investment that exceeds $10,000.

         At least one business day before the first day of the applicable pricing period, we will determine whether to establish a waiver discount and, if a waiver discount is established, its amount, and will notify the administrator. We will determine, in our sole discretion, whether to establish a waiver discount and its amount after a review of current

                                       6
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market conditions, the level of participation in the plan and our current and projected capital needs. Neither we nor the administrator will be required to provide any written notice of the waiver discount, if any, for any pricing period.

         You may ascertain the threshold price and waiver discount for any given pricing period by visiting our website at www.prideinternational.com or telephoning our Treasurer at (713) 789-1400.

         We will establish a threshold price or waiver discount only for shares that are purchased directly from us. In addition, investments that do not exceed $10,000 per month as well as any dividend reinvestments will not be subject to any waiver discount or a threshold price. We reserve the right, in our sole discretion and without notice, to administer and approve any terms regarding the threshold price, waiver discount or any other terms regarding investments in excess of the allowable maximum amount as we deem necessary or desirable.

DIVIDEND REINVESTMENT OPTIONS

         The options regarding the reinvestment of any cash dividends we pay on our common stock are listed below. You may change a reinvestment decision at any time by notifying the administrator in writing. Your notification must be received at least two business days before the record date for a dividend for it to be reinvested. WE HAVE NEVER PAID CASH DIVIDENDS ON OUR COMMON STOCK, AND WE DO NOT EXPECT TO PAY ANY SUCH DIVIDENDS IN THE FUTURE. ACCORDINGLY, UNTIL WE MODIFY OUR POLICY OF NOT PAYING DIVIDENDS, THE PROVISIONS OF THE PLAN WILL APPLY ONLY TO THE OPTIONAL CASH INVESTMENT FEATURE. WE CAUTION YOU THAT THE EXISTENCE OF THE PLAN IN NO WAY IMPLIES THAT WE WILL MODIFY OUR CURRENT DIVIDEND POLICY.

         - FULL DIVIDEND REINVESTMENT. Any cash dividends we pay are automatically reinvested on all shares of our common stock. This includes reinvestment on plan shares as well as shares held outside of the plan.

         - NO DIVIDEND REINVESTMENT/OPTIONAL CASH INVESTMENTS ONLY. You will receive any cash dividends on all shares of our common stock, including plan shares.

DIVIDENDS ON SHARES PURCHASED

         If shares that you have purchased are added to your account by any dividend record date we establish, you will receive the upcoming dividend on those newly added shares as well as any other shares already credited to your account.

                               PURCHASE OF SHARES

SOURCE OF SHARES

         Shares of our common stock needed to meet the requirements of the plan will be either newly issued shares purchased directly from us or shares purchased in the open market by the administrator through its broker. Newly issued shares purchased directly from us will consist of treasury shares or authorized but unissued shares. The plan limits us from changing our determination regarding the source of shares to not more than once in any three-month period. The plan initially will purchase newly issued shares of our common stock to satisfy plan requirements. It is our present intention that the plan will continue to use newly issued shares to satisfy plan requirements in the future.

PRICING OF NEWLY ISSUED SHARES

         The price of each newly issued share purchased directly from us for investments not exceeding $10,000 per month or for any dividend reinvestments will be the average of the high and low sale prices of our common stock reported on the New York Stock Exchange Composite Transactions as published in The Wall Street Journal for the trading day preceding the investment date. If no trading is reported for that trading day, we may determine the purchase price on the basis of market quotations as we deem appropriate. The price of each newly issued share of common stock purchased pursuant to a Request for Waiver is described above under "Investments Over Maximum Monthly Amount."

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PRICING OF SHARES PURCHASED IN THE OPEN MARKET

         The price of any shares of our common stock purchased in the open market to satisfy plan requirements for investments not exceeding $10,000 per month or for any dividend reinvestments will be the weighted average price per share of the aggregate number of shares purchased for the relevant investment date. The number of shares (including any fraction of a share, rounded to three decimal places) of our common stock purchased in the open market that is credited to your account for a particular investment date will be determined by dividing the total amount of investments and any cash dividends to be invested for you on that investment date by the relevant purchase price per share. We will pay any brokerage fees that the plan incurs for open market purchases.

         The administrator may commingle your funds with those of other participants in the plan for the purpose of executing purchase and sale transactions.

TIMING OF PURCHASES

         Purchases in the open market may begin on the relevant investment date and will be completed no more than 30 days after that investment date. Funds not invested in our common stock within 60 days of receipt will be promptly returned to you without interest. With regard to open market purchases of shares of our common stock, neither we, the administrator nor any participant in the plan will have any authority or power to:

         -        direct the time or price at which shares may be purchased

         -        designate the markets on which shares are to be purchased or

         - select the broker or dealer (other than the broker selected by the administrator) through which purchases may be made

         Therefore, you will not be able to precisely time your purchases through the plan and will bear the market risk associated with fluctuations in the price of our common stock.

                                 SALE OF SHARES

         You may request, at any time, that all or a portion of the shares of our common stock credited to your account be sold by delivering instructions to the administrator. Those instructions may be sent by mail and must be signed by all registered holders of those shares or you may sell shares online at www.amstock.com. The administrator cannot, however, sell any certificated shares owned by a participant in the plan unless the certificates are first deposited into the plan using the safekeeping feature.

         The administrator reserves the right to close your account if the share balance in the account is less than one whole share. If the administrator exercises this right, you will receive a check for the value of any fractional share less applicable brokerage commissions and any required tax withholdings or transfer taxes.

TIMING OF SALES

         The administrator will generally make sales of plan shares through its broker at least weekly, or more frequently if volume dictates. With regard to those sales, neither we, the administrator nor any participant in the plan will have any authority or power to:

         -        direct the time or price at which shares may be sold

         -        designate the markets on which shares are to be sold or

         - select the broker or dealer (other than the broker selected by the administrator) through which sales may be made

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

         Therefore, you will not be able to precisely time your sales through the plan and will bear the market risk associated with fluctuations in the price of our common stock. You may also choose to sell your shares through a stockbroker of your choice, in which case you should withdraw the shares by requesting a certificate for your shares from the administrator. Please read "Issuance of Certificates" for more information.

PRICING OF SHARES SOLD

         The sale price of any shares sold will be the weighted average price of all shares sold for participants in the plan during the period in which the administrator is provided with plan shares for that sale. You will receive the proceeds of the sale, less a nominal brokerage fee (currently $0.10 per share) and any required tax withholdings or transfer taxes. A $15.00 transaction fee will also be deducted from the proceeds of all sales.

                           SAFEKEEPING OF CERTIFICATES

         You may deposit any shares of our common stock that you hold in certificate form into the plan for safekeeping by delivering those stock certificates, unendorsed, to the administrator and requesting that the shares be credited to your account. You may do this at the time of enrollment by delivering the certificates along with a completed Enrollment Form or at any later time. You will be charged a $7.50 service fee each time you send certificates to the administrator for deposit into the plan. The safekeeping feature eliminates the risk associated with the loss of stock certificates. The shares of our common stock that you deposit will be credited to your account and will be treated in the same manner as shares of our common stock purchased under the plan and credited to your account. Any cash dividends we pay on shares of our common stock that are deposited into the plan for safekeeping will be reinvested in shares of our common stock in accordance with your reinvestment election.

                          GIFTS OR TRANSFERS OF SHARES

         You may give or transfer shares of our common stock to anyone you choose by either:

         - making an initial investment to establish an account in the recipient's name by simply completing and submitting an application to the administrator in the recipient's name together with the required initial investment of at least $1,000 but not more than $10,000

         - making an additional investment in an amount of at least $500 but not more than $10,000, on behalf of an existing participant or

         - transferring shares from your account to another person as described below

         You may transfer ownership of all or part of your plan shares by delivering a written request to the administrator with instructions for the change in ownership. Requests for account transfers are subject to the same requirements as requests for the transfer of securities, including the requirement that the administrator receive a properly executed and signed stock power with signatures guaranteed by a financial institution participating in the Medallion Signature Guarantee program. Most banks and brokers participate in the Medallion Signature Guarantee program.

         The administrator will continue to hold shares transferred under the plan. The administrator will open an account in the name of the transferee, if the transferee is not already a participant, and the transferee will automatically be enrolled in the plan. A statement will be sent to the transferee showing the transfer of shares into his or her account unless you request otherwise. The transfer will be made as soon as practicable after the administrator receives the required documentation. Requests for transfer of the entire account balance received after a dividend record date will be held until the dividend has been paid, reinvested in our common stock and applied to your account.

         The transferee may make elections with regard to the reinvestment of cash dividends on the transferred shares on the Enrollment Form that is provided to him or her. If no election is made, cash dividends, if any, will be reinvested on behalf of the transferee.

         Shares of our common stock credited to your account may not be pledged or assigned. If you wish to pledge or assign your shares, you must withdraw those shares from your account.

                            ISSUANCE OF CERTIFICATES

         You may obtain at any time, free of charge, a certificate for all or a part of the whole shares of our common stock credited to your account upon written request to the administrator. Any remaining whole or fractions of shares of our common stock will continue to be credited to your account. Certificates for fractions of shares of our common stock will not be issued under any circumstances.

         Certificates will be issued in the name or names in which the account is registered unless you instruct otherwise. If the certificate is issued in a name other than your account registration, the signature on the instructions or stock power must be guaranteed by a financial institution participating in the Medallion Signature Guarantee program. Most banks and brokers participate in the Medallion Signature Guarantee program.

                              STATEMENTS OF ACCOUNT

         You will receive a statement for each month during which you make investments under the plan. The statement will contain a year-to-date summary of all transactions in your account, including for each transaction its date, dollar amount, any service charges, the per share price, number of shares and total shares held under the plan after the transaction. In addition, each statement includes a tear off transaction request form that you can use to:

         -        terminate participation in the plan

         - request the issuance of certificates for all or part of your shares held under the plan

         -        make optional cash investments up to $10,000 and

         -        change your address

         If you participate in the plan through a broker, bank or other intermediary account, you should contact that party regarding your statement. You can also access your account information at www.amstock.com.

         Please notify the administrator promptly of any change in your address. The administrator will mail all notices, statements and reports to your address of record. You should retain the statements that you receive to establish the cost basis of shares purchased under the plan for tax and other purposes. The administrator will charge a fee for each duplicate statement you request.

                          TERMINATION OF PARTICIPATION

         You may terminate your participation in the plan at any time by delivering written instructions to the administrator by mail, signed by all registered holders listed on the account. Upon termination, you must elect either to receive a certificate for the number of whole shares held in your account and a check for the value of any fractional share or to have all the shares in your account sold for you as described under the caption "Sale of Shares." You will be charged a termination fee of $15.00 in connection with your termination of participation in the plan.

         The administrator will send your stock certificates and/or proceeds to you as soon as practicable. If the administrator receives a notice of termination after a dividend record date but before the related dividend payment date, a separate dividend check will be mailed to you on the dividend payment date. Thereafter, cash dividends on any remaining shares of our common stock that you hold will be paid to you and will not be reinvested.

                                OTHER INFORMATION

STOCK DIVIDEND/STOCK SPLIT

         Any stock dividends or split shares that we distribute on shares credited to your account will be added to your account. Stock dividends or split shares that we distribute on shares registered in your name outside of the plan will be mailed directly to you in the same manner as to holders of shares of our common stock who are not participating in the plan. We and the administrator reserve the right to suspend or curtail the processing of transactions until the completion of any stock dividend or stock split.

RIGHTS OFFERING

         Your entitlement under the plan in a regular rights offering will be based upon your total holdings of our common stock in the plan. We will issue rights certificates only for the number of whole shares credited to your account. Rights based on a fraction of a share held in your account will be sold for the account and the net proceeds will be invested in our common stock and added to your account by the end of the following month.

VOTING OF PROXIES

         You will have the exclusive right to exercise all voting rights with respect to shares of our common stock credited to your account. You will receive proxy materials from us for each stockholder meeting, including a proxy statement and a form of proxy covering all shares credited to your account and all shares of stock registered in your name outside of the plan as of the record date for the stockholder meeting. If you do not provide any instructions on a returned, properly signed proxy card with respect to any item on that proxy card, all of your whole and fractional shares will be voted in accordance with the recommendations of our board of directors. If you do not return the proxy or you return it unsigned, none of your shares will be voted unless you vote in person or appoint another person as proxy to vote your shares.

STOCKHOLDER COMMUNICATIONS

         In addition to proxy materials, participants in the plan will have the right to receive all communications sent to holders of our common stock generally, including our annual report to stockholders.

RESPONSIBILITY OF THE ADMINISTRATOR AND PRIDE

         Neither Pride nor the administrator will be liable for any act done in good faith or for the good faith omission to act in connection with the plan, including any claim of liability arising out of failure to terminate your account upon your death prior to receipt of written notice of your death, or with respect to the prices at which shares of our common stock are purchased or sold for your account and the times when those purchases and sales are made.

PLAN MODIFICATION OR TERMINATION

         We reserve the right to amend, suspend, modify or terminate the plan at any time without the approval of participants in the plan. We will send notice of any suspension, termination or significant amendment or modification of the plan to all participants, who will in all events have the right to withdraw from participation.

MULTIPLE ACCOUNTS

         We reserve the right to aggregate all investments for participants with more than one account using the same name, address or social security or taxpayer identification number. Also for the purpose of such limitations, all participants' accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. In the event that we exercise our right to aggregate investments and the result would be an investment in excess of $10,000 per month without submission of a Request for Waiver and receipt of our approval in accordance with the procedures described in "Investments Over Maximum Monthly

Amount" under "Investments" above, we will return, without interest, as promptly as practicable, any amount in excess of $10,000.

                         FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is general in nature and does not address (1) any foreign tax, state tax or federal gift tax consequences or (2) the tax consequences to participants with special circumstances. You are advised to consult your tax or financial advisor with respect to the tax consequences of participating in the plan.

         For federal income tax purposes, if you elect to acquire shares of our common stock with reinvested dividends, you will be treated as having received a distribution equal to the fair market value of the shares purchased with the reinvested dividends. If you make optional cash investments that are subject to a waiver discount, you may be treated as having received a distribution equal to the excess, if any, of the fair market value of the shares acquired over the amount of your investment. If shares of common stock are purchased in the open market to satisfy plan requirements, you may be treated as having received an additional distribution in the amount of any brokerage fees incurred by the plan on your behalf.

         The tax basis of shares acquired through the reinvestment of dividends will be equal to the fair market value of the shares on the distribution date. The tax basis of shares purchased with optional cash investments will be equal to the amount of those investments increased by the amount of any distribution that you are treated as having received as a result of a waiver discount. The tax basis of shares purchased in the open market to satisfy plan requirements may be increased by the amount of any brokerage fees incurred by the plan on your behalf. Separate considerations not discussed here may affect the determination of your basis if you are treated as having received a distribution and the distribution is not supported by earnings and profits.

         The holding period of shares acquired under the plan, whether acquired through the reinvestment of dividends or purchased with optional cash investments, will begin on the day following the date on which the shares were purchased for your account.

         Upon the sale of either a portion or all of your shares from the plan, you may recognize gain or loss based on the difference between the sales proceeds (reduced by brokerage fees and commissions) and the tax basis in the shares sold, including any fractional shares. You will not realize any taxable income when you receive certificates for whole shares credited to your account under the plan.

         The deductibility of various fees under the plan will depend on the special circumstances of the particular taxpayer. You are advised to consult your tax or financial advisor with respect to such tax consequences.

         If you are subject to withholding taxes, we will withhold the required taxes from the gross dividends or the proceeds from the sale of shares. The dividends or proceeds received by you, or dividends reinvested on your behalf, will be net of the required taxes.

                           INTERPRETATION OF THE PLAN

         Our officers are authorized to take any actions that are consistent with the plan's terms and conditions. We reserve the right to interpret and regulate the plan as we deem necessary or desirable in connection with the plan's operations.

                                 USE OF PROCEEDS

         We will receive proceeds from the purchase of our common stock pursuant to the plan only to the extent that those purchases are of newly issued shares of our common stock made directly from us, and not from open market purchases. Any proceeds that we receive from purchases of newly issued shares will be used for general corporate purposes, which may include acquisitions, working capital, capital expenditures, repayment or refinancing of debt and repurchases or redemptions of securities. We cannot estimate the amount of any such proceeds at this time.

                              PLAN OF DISTRIBUTION

         In connection with the administration of the plan, we may be requested to approve investments made pursuant to Requests for Waiver by or on behalf of participants or other investors who may be engaged in the securities business.

         Persons who acquire shares of common stock through the plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934 and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept investments made pursuant to Requests for Waiver by such persons.

         From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to Requests for Waiver under the plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the plan. We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the plan.

         We will pay any and all brokerage commissions and related expenses incurred in connection with purchases of our common stock under the plan. Upon withdrawal by a participant from the plan by the sale of shares of our common stock held under the plan, the participant will receive the proceeds of that sale less a $15.00 fee, a nominal brokerage commission and any required tax withholdings or transfer taxes.

         Our common stock may not be available under the plan in all states. We are not making an offer to sell our common stock in any state where the offer or sale is not permitted.

                           VALIDITY OF THE SECURITIES

         Certain legal matters in connection with the common stock we are offering have been passed upon for us by Baker Botts L.L.P., Houston, Texas.

                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its Web site.

         We are incorporating by reference information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the securities:

         - our annual report on Form 10-K for the fiscal year ended December 31, 2003;

         - our current reports on Form 8-K dated January 9, 2004 and April 12, 2004; and

         - the description of our common stock (including the related preferred share purchase rights) contained in our current report on Form 8-K filed with the SEC on September 28, 2001, as we may update that description from time to time.

         You may request a copy of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

         Pride International, Inc.
         5847 San Felipe, Suite 3300
         Houston, Texas 77057
         Attention: W. Gregory Looser
                Secretary
         Telephone: (713) 789-1400

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